Exhibit 10.6

CEH UNITHOLDER CONSENT AND RELEASE AGREEMENT

CEH Unitholder Consent and Release Agreement (this “Agreement”) dated as of May 9, 2008 among the undersigned holders (collectively, the “Holders”) of units of Complete Energy Holdings, LLC, Delaware limited liability company (“CEH”), CEH and GSC Acquisition Company, a Delaware corporation (“GSCAC”).

This Agreement is being delivered to and for the benefit of GSCAC, GSCAC Holdings I LLC, GSCAC Holdings II LLC and GSCAC Merger Sub LLC and each of their respective successors and assigns (together, the “GSCAC Parties” and individually a “GSCAC Party”) and the Holders in connection with the Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) among each of the GSCAC Parties named therein as parties thereto and CEH.  Capitalized terms that are used but not otherwise defined herein are used with the meanings set forth in the Merger Agreement.

1. Consent.  To the extent any Holder’s consent or approval is or may be required by Section 7.2 or any other provision of the CEH LLC Agreement or any other document or agreement to which such Holder is a party, such Holder hereby irrevocably consents to the Merger Agreement, the Merger, all other Transactions and any and all actions reasonably necessary for CEH to perform its obligations under the Merger Agreement, in each case upon the terms and subject to the conditions set forth therein.

2. No Transfers or Encumbrances. Except pursuant to the terms of this Agreement, each Holder agrees that he or she will not, without the prior written consent of the GSCAC Parties, directly or indirectly,

(a) grant any proxies or enter into any voting trust or other agreement or arrangement (other than the CEH LLC Agreement) with respect to the voting of any CEH Units owned by such Holder; or

(b) sell, assign, transfer, pledge, encumber or otherwise dispose of, or enter into any contract with respect to the direct or indirect sale, assignment, transfer, encumbrance, pledge or other disposition of, any CEH Units owned by such Holder other than to a CEH Permitted Transferee (as defined in the La Paloma LLC Agreement, a “CEH Permitted Transferee”) of such Holder; provided that with respect to any such transfer or other disposition to a CEH Permitted Transferee, (i) such transfer or disposition must be made in accordance with (without waiver, except with the consent of GSCAC) Section 4.4(g) of the CEH LLC Agreement (other than in the case of death); (ii) such Holder must promptly deliver to GSCAC notice of such transfer with such CEH Permitted Transferee’s written agreement to be bound by this Agreement as a Holder hereunder and to transfer the applicable CEH Units back to the Holder if it shall cease at any time to be a CEH Permitted Transferee of such Holder and (iii) any

CEH Units that are transferred to a CEH Permitted Transferee who ceases to qualify as such shall be returned to the applicable Holder.

3. Release.

(a) Effective at the Effective Time, each Holder, on behalf of him/herself and his or her controlled Affiliates and their respective officers, directors and employees, hereby irrevocably waives, releases and discharges CEH, each Subsidiary, each of their respective controlled Affiliates and each of their respective officers, directors and employees from any and all claims, causes of action, liabilities, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligation whatsoever, in law or equity, whether asserted or unasserted, known or unknown, foreseen or unforeseen, arising prior to the Effective Time and relating to CEH, any Subsidiary or any of their respective controlled Affiliates, any CEH Units, the Merger or any other Transactions (collectively, the “ Holder Released Claims”), other than:

(i) the rights to receive the consideration deliverable to holders of CEH Units in accordance with Section 3.01(a) of the Merger Agreement;

(ii) any other rights due such Holder that are expressly set forth in any of the Transaction Documents;

(iii) any claim to indemnification under the CEH LLC Agreement as in effect on the date of the Merger Agreement (which indemnification shall survive the Closing); and

(iv) ordinary course compensation and benefits due to such Holder in his or her capacity as a director, officer, manager or employee of CEH or any Subsidiary.

(b) Effective at the Effective Time, CEH on behalf of itself and its controlled Affiliates and their respective officers, directors and employees, hereby irrevocably waives, releases and discharges each Holder from any and all claims, causes of action, liabilities, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligation whatsoever, in law or equity, whether asserted or unasserted, known or unknown, foreseen or unforeseen, arising prior to the Effective Time and relating to CEH, any Subsidiary or any of their respective controlled Affiliates, any CEH Units, the Merger or any other Transactions (collectively, the “CEH Released Claims” and, together with the Holder Released Claims, the “Released Claims”), other than:

(i) any claim for fraud; and

(ii) any willful, knowing and material breach by such Holder of his or her obligations to maintain the confidentiality of CEH’s and the Subsidiaries’ non-public information pursuant to the CEH LLC Agreement as in effect on the date hereof or such Holder’s employment agreement with any Project Company.

The exceptions to the Released Claims set forth in clauses (i) and (ii) of Section 3(b) shall only apply for a period of two years after the Closing Date and shall thereafter have no force and effect.

(c) Each Holder, CEH and GSCAC expressly acknowledges that the releases contained herein apply to all Released Claims as defined herein, whether such Released Claims are known or unknown, and include Released Claims which if known by the releasing party might materially affect its decision to effect the Transactions.  Each Holder, CEH and GSCAC has considered and taken into account the possible existence of such Released Claims in determining to execute and deliver this Agreement.  Without limiting the generality of the foregoing, each Holder, CEH and GSCAC expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to claims which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by the releasing party would have materially affected the releasing party’s decision to grant such release.  This Agreement constitutes a complete defense of any and all Released Claims.

4. Costs; Attorneys’ Fees.  If any suit, action or other proceeding is commenced by CEH or any of its Subsidiaries or controlled Affiliates against any Holder to enforce its rights with respect to any matters described in Section 3(b) that do not constitute CEH Released Claims pursuant to clause (i) or (ii) thereof (a “Permitted Claim”), CEH (or the applicable Subsidiary or controlled Affiliate) shall be required to reimburse such Holder on a timely basis for 50% of the reasonable and documented expenses incurred by such Holder (including reasonable attorneys’ fees and court costs) in defending such suit, action or other proceeding in advance of the final disposition thereof, but within five Business Days after such final disposition, (i) such Holder must repay all such amounts to CEH (or the applicable Subsidiary or controlled Affiliate) if such Holder is not the prevailing party in such suit, action or other proceeding and (ii) without duplication, the non-prevailing party in such suit, action or other proceeding must pay to the prevailing party, in addition to all other amounts that the prevailing party shall be entitled to receive from the non-prevailing party, all reasonable and documented expenses (including reasonable attorneys’ fees and court costs) incurred by the prevailing party in connection with such suit, action or other proceeding.

5. Waiver of Claims Against Trust Account.  Each Holder understands that GSCAC is a recently organized “blank check company” formed for the purpose of acquiring one or more businesses or assets (an “Initial Business Combination”).  Each Holder further understands that GSCAC’s sole assets consist of the cash proceeds of the recent initial public offering (the “IPO”) and private placement of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of GSCAC, its public stockholders (as defined in the agreement governing the Trust Account) and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (1) to GSCAC in limited amounts from time to time (and in no event more than $2,400,000 in total) in order to permit GSCAC to pay its operating expenses; (2) if GSCAC completes an Initial Business Combination, to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to GSCAC; and (3) if GSCAC fails to complete an Initial Business Combination within the allotted time period and liquidates subject to the terms of the agreement governing the Trust Account, to GSCAC in limited amounts to permit GSCAC to pay the costs and expenses of its liquidation and dissolution and then to GSCAC’s public stockholders.

Each Holder hereby waives any right, title, interest or claim of any kind (each, a “Claim”) that it has or may have in the future in or to any monies in the Trust Account and not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts released to GSCAC as described in clause (1) of the preceding paragraph or amounts distributed to GSCAC (excluding amounts described in clause (2) of the preceding paragraph) after the consummation of its Initial Business Combination) as a result of, or arising out of, any Claims against GSCAC in connection with this Agreement or any related transactions.

6. Representations.  Each Holder, severally and not jointly, represents for the benefit of the GSCAC Parties, that as of the date hereof:

(a) this Agreement constitutes a valid and binding agreement of such Holder, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles;

(b) the execution, delivery and performance by such Holder of this Agreement requires no material action by or in respect of, or material filing with, any Governmental Authority, other than any such actions and filings that have been taken or made;

(c) the execution, delivery and performance by such Holder of this Agreement do not and will not violate any provision of any agreement or other instrument binding upon such Holder;

(d) such Holder is the registered and beneficial owner of the CEH Units set forth opposite its name in the letter delivered by CEH to GSCAC and TCW Asset Management Company pursuant to Section 4.04(a) of the Merger Agreement, and owns such CEH Units free and clear of any Liens or any other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of any such CEH Units), other than the limitations or restrictions contained in the CEH LLC Agreement or arising  under applicable law; and

(e) such Holder (i) is not a resident of a state that grants a spouse community property rights, (ii) does not have a spouse to whom community property rights would be available or (iii) has a spouse who has executed a consent in the form attached as Exhibit A hereto.

7. Lock-Up.  Each Holder agrees that he or she will not, until after the date that is 180 days after the Closing Date, (i) offer, pledge, announce any intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any GSCAC Class A Common Stock, GSCAC Class B Common Stock, any Holdco Class B Common Units, any Holdco Class C Common Units or any Holdco Class D Common Units issued to such Holder pursuant to Section 3.01(a) of the Merger Agreement (other than any exchange of GSCAC Class B Common Stock and any such units for GSCAC Class A Common Stock in accordance with the Exchange Rights) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities, cash or otherwise, other than any such transfer or disposition to a Permitted Transferee (as defined in the Holdco Sub LLC Agreement); provided that (x) such transfer or disposition must be made in accordance with the Holdco Sub LLC Agreement; (y) such Holder must promptly deliver to GSCAC notice of such transfer with such Permitted Transferee’s written agreement to be bound by this Section 6 as a Holder hereunder and to transfer the applicable securities back to the Holder if it shall cease at any time prior to such 180th day to be a Permitted Transferee of such Holder and (z) any such securities that are transferred to a Permitted Transferee who ceases to qualify as such shall be returned to the applicable Holder.  Notwithstanding the foregoing and anything to the contrary contained in this Agreement or in the Transaction Documents (as defined in the Merger Agreement), if any “lock-ups” applicable to GSC Secondary Interest Fund, LLC, any Holder, any other holder of CEH Units, any holder of equity interests in Holdco Sub or any holder of Equity Securities issued pursuant to an issuance of Equity Securities of GSCAC at or prior to the Closing with gross proceeds not to exceed $75 million, shall be amended or waived to reduce the term of the lock-up period to a date that is earlier than 180 days after the Closing Date, then the lock-up period applicable to each Holder (or its Permitted Transferee) shall be similarly reduced or waived, as the case may be.

8. Termination.  This Agreement shall terminate in its entirety upon the termination of the Merger Agreement in accordance with Article IX of the Merger Agreement; provided that Sections 5, 9 and 10 shall survive any termination of this Agreement indefinitely.  Section 6 shall terminate for all purposes as of Closing.

9. Governing Law; Submission to Jurisdiction.  This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any

New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party at the address set forth on the signature pages hereto shall be deemed effective service of process on such party.

10. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Effectiveness; Amendments; Counterparts; Facsimile.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.  This Agreement may not be amended except by a writing signed by each Holder and GSCAC.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LORI A. CUERVO
/s/ Lori A. Cuervo

Address for Notices:
1331 Lamar Street Suite 650 Houston, TX 77010

PETER DAILEY
/s/ Peter Dailey

Address for Notices:
1331 Lamar Street Suite 650 Houston, TX 77010

HUGH TARPLEY
/s/ Hugh Tarpley

Address for Notices:
1331 Lamar Street Suite 650 Houston, TX 77010

GSC ACQUISITION COMPANY
By:	/s/ Matthew Kaufman
Name: Matthew Kaufman
Title: President

Address for Notices:
500 Campus Drive
Suite 220
Florham Park, New Jersey 07932
Attention: Matthew Kaufman and Joshua Porter
Facsimile: (212) 884-6184

COMPLETE ENERGY HOLDINGS, LLC
By:	/s/ Lori Cuervo
Name: Lori Cuervo
Title: Managing Director

Address for Notices:
1331 Lamar Street
Suite 650
Houston, Texas 77010
Attention: Hugh A. Tarpley
Facsimile: (713) 650-9311